ESCROW AGREEMENT

         AGREEMENT, dated as of June 4, 1996, by and among American Stock Transfer & Trust Company ("Escrow Agent"), U.S. Diagnostic Labs Inc., a Delaware corporation (the "Company") and the Reese General Trust (the "Stockholder").

         WHEREAS, the Company and the Stockholder have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 4, 1996 pursuant to which the Company will acquire U.S. Imaging, Inc. ("USI"); and

         WHEREAS, in connection with the acquisition, the Stockholders have agreed to deposit in escrow an aggregate of 671,000 shares of Common Stock, $.01 par value, of the Company upon the terms and conditions set forth herein.

         In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

         1. The Stockholders and the Company hereby appoint American Stock Transfer & Trust Company as Escrow Agent and agree that the Stockholder will deliver to the Escrow Agent to hold in accordance with the provisions hereof, certificates representing an aggregate of 671,000 shares of Common Stock owned of record by the Stockholder (the "Escrow Shares"), together with a stock power executed in blank. The Escrow Agent, by its execution and delivery of this Agreement hereby acknowledges receipt of the Escrow Shares and accepts its appointment as Escrow Agent to hold the Escrow Shares in escrow, upon the terms, provisions and conditions hereof.

         2. This Agreement shall continue in effect until the distribution by the Escrow Agent of all of the Escrow Shares in accordance with the terms hereof (the "Termination Date"). The period of time from the date hereof until the Termination Date is referred to herein as the "Escrow Period."

         3. During the Escrow Period, the Escrow Agent shall receive all of the money, securities, rights or property distributed in respect of the Escrow Shares then held in escrow, including any such property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, such property to be held and distributed as herein provided and hereinafter referred to collectively as the "Escrow Property."

         4. The Escrow Shares are subject to release to the Stockholder only in the event that the following conditions are met:

         (a) If USI's income before taxes for the twelve months ending May 31, 1997 as reviewed by the Company's independent public accountants and computed in accordance with generally accepted accounting principles (the "Net Income") equals or exceeds $4,700,000, then all of the Escrow Shares shall be released to Stockholder.

         (b) If the Average Revenues are at least $3,200,000 but less than $4,700,000, a portion of the number of the Escrow Shares will be released to Stockholders, computed by the product of 671,000 multiplied by a fraction, the numerator of which is the difference between the Net Income and $3,200,000 and the denominator of which is $1,500,000.

         (c) If the Net Income is less than $3,200,000, then no Escrow Shares will be released to Stockholders.

         The Escrow Agent, upon notice to such effect from the Company as provided in paragraph 5 hereof, shall deliver the Escrow Shares, together with stock powers executed in blank, and the Escrow Property deposited in escrow with respect to such Escrow Shares, to the Stockholder, if, and only if, the above conditions are met.

         5. (a) The Company shall give written notice to the Stockholder and Escrow Agent by July 31, 1997 of the Net Income and the Escrow Agent and present such documentation as is reasonably required by the Escrow Agent to evidence the satisfaction of such conditions. The Escrow Agent shall promptly make a determination of the number of Escrow Shares to be delivered to Stockholder.

         (b) Upon such determination, Escrow Agent shall deliver an appropriate number of Escrow Shares and any related Escrow Property to the Stockholder and shall deliver any remaining Escrow Shares, together with stock powers executed in blank, and any related Escrow Property to the Company to be placed in the Company's treasury for cancellation thereof as a contribution to capital. After such date, the Stockholder shall have no further rights as a stockholder of the Company with respect to any of the cancelled Escrow Shares.

         6. It is understood and agreed by the parties to this Agreement as follows:

         (a) The Escrow Agent is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

         (b) The Escrow Agent does not have and shall not be deemed to have any responsibility in respect of any instruction, certificate or notice delivered to it or of the Escrow Shares or any related Escrow Property other than faithfully to carry out the obligations undertaken in this Agreement and to follow the directions in such instruction or notice provided in accordance with the terms hereof.

         (c) The Escrow Agent is not and shall not be deemed to be liable for any action taken or omitted by it in good faith and may rely upon, and act in accordance with, the advice of its counsel without liability on its part for any action taken or omitted in good faith in accordance with such advice. In any event, its liability hereunder shall be limited to liability for gross negligence, willful misconduct or bad faith on its part.

         (d) The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instruction, notice, letter, telegram, cablegram or other written instrument believed by it to be genuine and to have been signed by the proper party or parties.

         (e) The Company agrees (i) to pay the Escrow Agent's reasonable fees and to reimburse it for its reasonable expenses including attorney's fees incurred in connection with duties hereunder and (ii) to save harmless, indemnify and defend the Escrow Agent for, from and against any loss, damage, liability, judgment, cost and expense whatsoever, including counsel fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Escrow Agent under this Agreement except for any loss, damage, liability, judgment, cost or expense resulting from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. The obligation of the

Escrow Agent to deliver the Escrow Shares to either the Stockholders or the Company shall be subject to the prior satisfaction upon demand from the Escrow Agent, of the Company's obligations to so save harmless, indemnify and defend the Escrow Agent and to reimburse the Escrow Agent or otherwise pay its fees and expenses hereunder.

         (f) The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it in respect of the subject matter of this Agreement unless requested to do so by the Stockholders and indemnified to the Escrow Agent's satisfaction against the cost and expense of such defense by the party requesting such defense. If any such legal proceeding is instituted against it, the Escrow Agent agrees promptly to given notice of such proceeding to the Stockholders and the Company. The Escrow Agent shall not be required to institute legal proceedings of any kind.

         (g) The Escrow Agent shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by the Escrow Agent, and only to the extent expressly therein set forth. A waiver by the Escrow Agent under the term of this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

         (h) The Escrow Agent may resign as such hereunder by giving 30 days written notice thereof to the Stockholder and the Company. Within 20 days after receipt of such notice, the Stockholder and the Company shall furnish to the Escrow Agent written instructions for the release of the Escrow Shares and any related Escrow Property (if such shares and property, if any, have not yet been released pursuant to Paragraph 4 hereof) to a substitute Escrow Agent which (whether designated by written instructions from the Stockholders and the Company jointly or in the absence thereof by instructions from a court of competent jurisdiction to the Escrow Agent) shall be a bank or trust company organized and doing business under the laws of the United States or any state thereof. Such substitute Escrow Agent shall thereafter hold any Escrow Shares and any related Escrow Property received by it pursuant to the terms of this Agreement and otherwise act hereunder as if it were the Escrow Agent originally named herein. The Escrow Agent's duties and responsibilities hereunder shall terminate upon the release of all shares then held in escrow according to such written instruction or upon such delivery as herein provided. This Agreement shall not otherwise be assignable by the Escrow Agent without the prior written consent of the Company.

         7. The Stockholder shall have the sole power to vote the Escrow Shares and any securities deposited in escrow under this Agreement while they are being held pursuant to this Agreement.

         8. (a) Stockholder agrees that during the term of this Agreement he will not sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Shares unless and until the Company shall have given the notice as provided in Paragraph 5. This restriction shall not be applicable to transfers upon death, by operation of law, to family members of the Stockholder or to any trust for the benefit of the Stockholder, provided that such transferees agree to be bound by the provisions of this Agreement.

         (b) Stockholder will take any action necessary or appropriate, including the execution of any further documents or agreements, in order to effectuate the transfer of the Escrow Shares to the Company if required pursuant to the provisions of this Agreement.

         9. Each of the certificates representing the Escrow Shares will bear legends to the following effect, as well as any other legends required by applicable law:

         (a) "The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of the shares evidenced by this certificate are restricted by and are subject to all of the terms, conditions and provisions of a certain Escrow Agreement entered into among U.S. Diagnostic Labs Inc., Monroe Professional Services LLC and American Stock Transfer & Trust Company dated as of May , 1996, a copy of which may be obtained from the Secretary of U.S. Diagnostic Labs Inc. No transfer, sale or other disposition of these shares may be made unless specific conditions of such agreement are satisfied.

         (b) "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended. No transfer, sale or other disposition of these shares may be made unless a registration statement with respect to these shares has become effective under said act, or the Company is furnished with an opinion of counsel satisfactory in form and substance to it that such registration is not required."

         Upon execution of this Agreement, the Company shall direct the transfer agent for the Company to place stop transfer orders with respect to the Escrow Shares and to maintain such orders in effect until the transfer agent shall have received written notice from the Company as provided in Paragraph 5.

         10. Each notice, instruction or other certificate required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at the addresses set forth below, or at such other address as any of them may designate by notice to each of the others:

                  (i)      If to the Company, to:

                           U.S. Diagnostic Labs Inc.
                           777 South Flagler Drive
                           West Tower, Suite 1006
                           West Palm Beach, Florida  33401
                           Att: Jeffrey A. Goffman

                  (ii)     If to the Stockholder to:

                           c/o L.E. Richey, M.D.
                           14835 Southwest Freeway
                           Sugarland, Texas 77478

                  (iii)    If to the Escrow Agent, to:

                           American Stock Transfer & Trust Company
                           40 Wall Street
                           New York, New York  10005
                           Att: Herb Lemmer

All notices, instructions or certificates given hereunder to the Escrow Agent shall be effective upon receipt by the Escrow Agent. All notices given hereunder by the Escrow Agent shall be effective and deemed received upon personal delivery or transmission by fax or, if mailed, five (5) calendar days after mailing by the Escrow Agent.

           11. This Agreement may not be modified, altered or amended in any material respect or cancelled or terminated except with the prior written consent of the Company and the Stockholder.

           12. This Agreement shall be governed by and construed in accordance with the laws of New York and shall be binding upon and inure to the benefit of all parties hereto and their respective successors in interest and assigns.

           13. This Agreement may be executed in several counterparts, which taken together shall constitute a single instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.


                   U.S. DIAGNOSTIC LABS INC.

                   By: /s/ Jeffrey A. Goffman
                       ------------------------------------


                   AMERICAN STOCK TRANSFER & TRUST COMPANY, as  Escrow Agent

                   By: /s/ Herb Lemmer
                       -----------------------------------


                   REESE GENERAL TRUST

                   By: /s/ Lisa Brackett
                       -----------------------------------
                       Lisa Brackett, Trustee